STANDARD SUBLEASE	EXHIBIT 10.23

MULTI-TENANT

AIR COMMERCIAL REAL ESTATE ASSOCIATION

1. Basic Provisions (“Basic Provisions”).

1.1 Parties: This Sublease (“Sublease”), dated for reference purposes only January 6, 2005 is made by and between Keefe, Bruyette & Woods, Inc. (“Sublessor”) and Belvedere Trust Mortgage Corporation (“Sublessee”), (collectively the “Parties”, or individually a “Party”).

1.2(a) Premises: That certain portion of the Project (as defined below), known as 235 Pine Street, Suite 1800, totaling 2,305 sq. ft., adjacent to Suite 1818 consisting of approximately 2,305 square feet (“Premises”). The Premises are located at: 235 Pine Street, Suite 1800, in the City of San Francisco, County of San Francisco, State of California, with zip code             . In addition to Lessee’s rights to use and occupy the Premises as hereinafter specified, Lessee shall have nonexclusive rights to the Common Areas (as defined below) as hereinafter specified, but shall not have any rights to the roof, the exterior walls, or the utility raceways of the building containing the Premises (“Building”) or to any other buildings in the Project. The Premises, the Building, the Common Areas, the land upon which they are located, along with all other buildings and improvements thereon, are herein collectively referred to as the “Project.”

1.3 Term: three (3) years and five (5) months commencing March 1, 2005 (“Commencement Date”) and ending July 31, 2008 (“Expiration Date”).

1.4 Early Possession:                      (“Early Possession Date”).

1.5 Base Rent: $5,378.33 per month (“Base Rent)”, payable on the 1st day of each month commencing April 1, 2005 or 30 days after delivery or premises. ☐  If this box is checked, there are provisions in this Lease for the Base Rent to be adjusted.

1.6 Lessee’s Share of Operating Expenses:          percent (        %) (“Lessee’s Share”)

1.7 Base Rent and Other Monies Paid Upon Execution:

(a) Base Rent: $5,378.33 a month, fully serviced for the period April 1-30, 2005

(b) Security Deposit: $one month at $5,378.33 (“Security Deposit”).

(c) Other: $            for

(d) Total Due Upon Execution of this Lease: $10,756.66.

1.8 Agreed Use: Office use only and in accordance with all terms and conditions of the Sublessor’s Master Lease

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1.9 Real Estate Brokers:

(a) Representation: The following real estate brokers ( the “Brokers”) and brokerage relationships exist in this transaction (check applicable boxes):

☑ Ritchie Commercial represents Sublessor exclusively (“Lessor’s Broker”);

☑ Cushman & Wakefield represents Sublessee exclusively (“Lessee’s Broker”); or

☐                      represents both Sublessor and Sublessee (“Dual Agency”).

(b) Payment to Brokers: Sublessor shall pay to the Brokers the brokerage fee agreed to in a separate written agreement

1.10 Guarantor. The obligations of the Sublessee under this Sublease shall be guaranteed by                      (“Guarantor”).

1.11 Attachments. Attached hereto are the following, all of which constitute a part of this Sublease;

☑ an Addendum consisting of Paragraphs 1 through 6;

☑ a plot plan depicting the Premises and/or Project;

☐ a current set of the Rules and Regulations;

☐ a Work Letter;

☑ a copy of the Master Lease;

☑ other (specify): Exhibit—Letter of Intent December 28, 2004

2. Premises.

2.1 Letting. Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Sublease. Unless otherwise provided herein, any statement of size set forth in this Sublease, or that may have been used in calculating Rent, is an approximation which the Parties agree is reasonable and any payments based thereon are not subject to revision whether or not the actual size is more or less. Note: Sublessee is advised to verify the actual size prior to executing this Sublease.

2.2 Condition. Sublessor shall deliver the Premises to Sublessee broom clean and free of debris on the Commencement Date or the Early Possession Date, whichever first occurs (“Start Date”), and warrants that the existing electrical, plumbing, fire sprinkler, lighting, heating, ventilating and air conditioning systems (“HVAC”), and any items which the Lessor is obligated to construct pursuant to the Work Letter attached hereto, if any, other than those constructed by Lessee, shall be in good operating condition on said date. If a noncompliance with such warranty exists as of the Start Date, or if one of such systems or elements should malfunction or fail within the appropriate warranty period, Sublessor shall, as Sublessor’s sole obligation with respect to such matter, except as otherwise provided in this Sublease, promptly after receipt of written notice from Sublessee setting forth with specificity the nature and extent of such noncompliance, malfunction or failure, rectify same at Sublessor’s expense. The warranty periods shall be as follows: (i) 6 months as to the HVAC systems, and (ii) 30 days as to the remaining systems and other elements. Sublessee shall not make any improvements, alterations or fixed changes to the premises without Sublessor and Landlord’s prior written approval. Sublessee will accept the Premises in an existing “as-is” condition, subject to Sublessor’s repair of

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any damage beyond normal “wear and tear”. The Sublessor will make it’s best efforts to accommodate the Sublessee’s need for prior access for measuring, IT/Data/Cabling, etc. The Sublessor shall deliver the premises to Sublessee in broom clean condition.

2.3 Compliance. Sublessor warrants that any improvements, alterations or utility installations made or installed by or on behalf of Sublessor to or on the Premises comply with all applicable covenants or restrictions of record and applicable building codes, regulations and ordinances (“Applicable Requirements”) in effect on the date that they were made or installed. Sublessor makes no warranty as to the use to which Sublessee will put the Premises or to modifications which may be required by the Americans with Disabilities Act or any similar laws as a result of Sublessee’s use. NOTE: Sublessee is responsible for determining whether or not the zoning and other Applicable Requirements are appropriate for Sublessee’s Intended use, and acknowledges that past uses of the Premises may no longer be allowed. If the Premises do not comply with said warranty, Sublessor shall, except as otherwise provided, promptly after receipt of written notice from Sublessee setting forth with specificity the nature and extent of such noncompliance, rectify the same.

2.4 Acknowledgements. Sublessee acknowledges that: (a) it has been advised by Sublessor and/or Brokers to satisfy itself with respect to the condition of the Premises (including but not limited to the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with Applicable Requirements and the Americans with Disabilities Act), and their suitability for Sublessee’s Intended use. (b) Sublessee has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its occupancy of the Premises, and (c) neither Sublessor, Sublessor’s agents, nor Brokers have made any oral or written representations or warranties with respect to said matters other than as set forth in this Sublease. In addition, Sublessor acknowledges that (i) Brokers have made no representations, promises or warranties concerning Sublessee’s ability to honor the Sublease or suitability to occupy the Premises, and (ii) it is Sublessor’s sole responsibility to investigate the financial capability and/or suitability of all proposed tenants.

2.5 Americans with Disabilities Act. In the event that as a result of Sublessee’s use, or intended use, of the Premises the Americans with Disabilities Act or any similar law requires modifications or the construction or installation of improvements in or to the Premises, Building, Project and/or Common Areas, the Parties agree that such modifications, construction or improvements shall be made at: ☐ Sublessor’s expense ☑ Sublessee’s expense.

2.7 Common Areas—Definition. The term “Common Areas” is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Project and interior utility raceways and installations within the Premises that are provided and designated by the Sublessor from time to time for the general nonexclusive use of Sublessor, Sublessee and other tenants of the Project and their respective employees, suppliers, shippers, customers, contractors and invitees, including parking areas, loading and unloading areas, trash areas, roadways, walkways, driveways and landscaped areas.

2.8 Common Areas—Sublessee’s Rights. Sublessor grants to Sublessee, for the benefit of Sublessee and its employees, suppliers, shippers, contractors, customers and invitees, during the term of this Sublease, the nonexclusive right to use, in common with others entitled to such use, the Common Areas as they exist from time to time, subject to any rights, powers, and privileges reserved by Sublessor under the terms hereof or under the terms of any rules and regulations or restrictions governing the use of the Project. Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently, in the Common Areas. Any such storage shall be permitted only by the prior written consent of Sublessor or Sublessor’s designated agent, which consent may be revoked at any time. In the event that any unãuthorized storage shall occur then Sublessor shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove the property and charge the cost to Sublessee, which cost shall be immediately payable upon demand by Sublessor.

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2.9 Common Areas—Rules and Regulations. Sublessor or such other person(s) as Sublessor may appoint shall have the exclusive control and management of the Common Areas and shall have the right, from time to time, to establish, modify, amend and enforce reasonable rules and regulations (“Rules and Regulations”) for the management, safety, care, and cleanliness of the grounds, the parking and unloading of vehicles and the preservation of good order, as well as for the convenience of other occupants or tenants of the Building and the Project and their invitees. Sublessee agrees to abide by and conform to all such Rules and Regulations, and to cause its employees, suppliers, shippers, customers, contractors and invitees to so abide and conform. Sublessor shall not be responsible to Sublessee for the noncompliance with said Rules and Regulations by other tenants of the Project.

2.10 Common Areas—Changes. Sublessor shall have the right, in Sublessor’s sole discretion, from time to time:

(a) To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, parking spaces, parking areas, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways and utility raceways;

(b) To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(c) To add additional buildings and improvements to the Common Areas;

(d) To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Project, or any portion thereof; and

(e) To do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Project as Sublessor may, in the exercise of sound business judgment, deem to be appropriate.

3. Possession

3.1 Early Possession. If Sublessee totally or partially occupies the Premises prior to the Commencement Date, the obligation to pay Base Rent shall be abated for the period of such early possession. All other terms of this Sublease (including but not limited to the obligations to pay Sublessee’s Share of Common Area Operating Expenses, Real Property Taxes and insurance premiums and to maintain the Premises) shall, however, be in effect during such period. Any such early possession shall not affect the Expiration Date.

3.2 Delay in Commencement. Sublessor agrees to use its best commercially reasonable efforts to deliver possession of the Premises by the Commencement Date. If, despite said efforts, Sublessor is unable to deliver possession as agreed, the rights and obligations of Sublessor and Sublessee shall be as set forth in Paragraph 3.3 of the Master Lease (as modified by Paragraph 7.3 of this Sublease).

3.4 Sublessee Compliance. Sublessor shall not be required to tender possession of the Premises to Sublessee until Sublessee complies with its obligation to provide evidence of insurance. Pending delivery of such evidence, Sublessee shall be required to perform all of its obligations under this Sublease from and after the Start Date, including the payment of Rent, notwithstanding Sublessor’s election to withhold possession pending receipt of such evidence of insurance. Further, if Sublessee is required to perform any other conditions prior to or concurrent with the Start Date, the Start Date shall occur but Sublessor may elect to withhold possession until such conditions are satisfied.

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4. Rent and Other Charges.

4.1 Rent Defined. All monetary obligations of Sublessee to Sublessor under the terms of this Sublease (except for the Security Deposit) are deemed to be rent (“Rent”). Rent shall be payable in lawful money of the United States to Sublessor at the address stated herein or to such other persons or at such other places as Sublessor may designate in writing.

4.2 Common Area Operating Expenses. Sublessee shall pay to during the term hereof. In addition to the Base Rent, Sublessee’s Share of all Common Area Operating Expenses, as hereinafter defined, during each calendar year of the term of this Sublease, in accordance with the following provisions:

(a) “Common Area Operating Expenses” are defined, for purposes of this Sublease, as all costs incurred by Sublessor relating to the operation of the Project, including, but not limited to, the following:

(i) The operation, repair and maintenance, in neat, clean, good order and condition, but not the replacement (see subparagraph (a)), of the following:

(aa) The Common Areas and Common Area improvements, including parking areas, loading and unloading areas, trash areas, roadways, parkways, walkways, driveways, landscaped areas, bumpers, irrigation systems, Common Area lighting facilities, fences and gates, elevators, roofs, and roof drainage systems.

(bb) Exterior signs and any tenant directories.

(cc) Any fire sprinkler systems.

(ii) The cost of water, gas, electricity and telephone to service the Common Areas and any utilities not separately metered.

(iii) Trash disposal, pest control services, property management, security services, and the costs of any environmental inspections.

(iv) Reserves set aside for maintenance and repair of Common Areas.

(v) Real Property Taxes.

(vi) Insurance premiums.

(vii) Any deductible portion of an insured loss concerning the Building or the Common Areas.

(b) The inclusion of the improvements, facilities and services set forth in Subparagraph 4.2(a) shall not be deemed to impose an obligation upon Sublessor to either have said improvements or facilities or to provide those services unless Sublessor already provides the services, or Sublessor has agreed elsewhere in this Sublease to provide the same or some of them.

(c) Sublessee’s Share of Common Area Operating Expenses shall be payable by Sublessee within 10 days after a reasonably detailed statement of actual expenses is presented to Sublessee. At Sublessor’s option, however, an amount may be estimated by Sublessor from time to time of Sublessee’s Share of annual Common Area Operating Expenses and the same shall be payable monthly or quarterly, as Sublessor shall designate, during each 12 month period of the Sublease term, on the same day as the Base Rent is due hereunder. Sublessor shall deliver to Sublessee within 60 days after the expiration of each calendar year a reasonably detailed statement showing Sublessee’s Share of the actual Common Area Operating Expenses incurred during the preceding year. If Sublessee’s payments under this Paragraph 4.2(c) during the preceding year exceed Sublessee’s Share as indicated on such statement, Sublessor shall credit the amount of such overpayment against Sublessee’s Share of Common Area Operating Expenses next becoming due. If

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Sublessee’s payments under this Paragraph 4.2(c) during the preceding year were less than Sublessee’s Share as indicated on such statement, Sublessee shall pay to Sublessor the amount of the deficiency within 10 days after delivery by Sublessor to Sublessee of the statement.

5. Security Deposit. The rights and obligations of Sublessor and Sublessee as to said Security Deposit shall be as set forth in Section 3.5 of the Master Lease (as modified by Paragraph 7.3 of this Sublease).

7. Master Lease.

7.1 Sublessor is the lessee of the Premises by virtue of a lease, hereinafter the “Master Lease”, wherein Alecta Real Estate 235 Pine, Inc., formerly SPP Real Estate is the lessor, hereinafter the “Master Lessor”.

7.2 This Sublease is and shall be at all times subject and subordinate to the Master Lease.

7.3 The terms, conditions and respective obligations of Sublessor and Sublessee to each other under this Sublease shall be the terms and conditions of the Master Lease except for those provisions of the Master Lease which are directly contradicted by this Sublease in which event the terms of this Sublease document shall control over the Master Lease. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word “Lessor” is used it shall be deemed to mean the Sublessor herein and wherever in the Master Lease the word “Lessee” is used it shall be deemed to mean the Sublessee herein.

7.4 During the term of this Sublease and for all periods subsequent for obligations which have arisen prior to the termination of this Sublease, Sublessee does hereby expressly assume and agree to perform and comply with, for the benefit of Sublessor and Master Lessor, each and every obligation of Sublessor under the Master Lease regarding the premises except for the following paragraphs which are excluded therefrom: None

7.5 The obligations that Sublessee has assumed under paragraph 7.4 hereof are hereinafter referred to as the “Sublessee’s Assumed Obligations”. The obligations that sublessee has not assumed under paragraph 7.4 hereof are hereinafter referred to as the “Sublessor’s Remaining Obligations”.

7.6 Sublessee shall hold Sublessor free and harmless from all liability, judgments, costs, damages, claims or demands, including reasonable attorneys fees, arising out of Sublessee’s failure to comply with or perform Sublessee’s Assumed Obligations.

7.7 Sublessor agrees to maintain the Master Lease during the entire term of this Sublease, subject, however, to any earlier termination of the Master Lease without the fault of the Sublessor, and to comply with or perform Sublessor’s Remaining Obligations and to hold Sublessee free and harmless from all liability, judgments, costs, damages, claims or demands arising out of Sublessor’s failure to comply with or perform Sublessor’s Remaining Obligations.

7.8 Sublessor represents to Sublessee that the Master Lease is in full force and effect and that no default exists on the part of any Party to the Master Lease.

8. Assignment of Sublease and Default.

8.1 Sublessor hereby assigns and transfers to Master Lessor the Sublessor’s interest in this Sublease, subject however to the provisions of Paragraph 8.2 hereof.

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8.2 Master Lessor, by executing this document, agrees that until a Default shall occur in the performance of Sublessor’s Obligations under the Master Lease, that Sublessor may receive, collect and enjoy the Rent accruing under this Sublease. However, if Sublessor shall Default in the performance of its obligations to Master Lessor then Master Lessor may, at its option, receive and collect, directly from Sublessee, all Rent owing and to be owed under this Sublease. Master Lessor shall not, by reason of this assignment of the Sublease nor by reason of the collection of the Rent from the Sublessee, be deemed liable to Sublessee for any failure of the Sublessor to perform and comply with Sublessor’s Remaining Obligations.

8.3 Sublessor hereby irrevocably authorizes and directs Sublessee upon receipt of any written notice from the Master Lessor stating that a Default exists in the performance of Sublessor’s obligations under the Master Lease, to pay to Master Lessor the Rent due and to become due under the Sublease. Sublessor agrees that Sublessee shall have the right to rely upon any such statement and request from Master Lessor, and that Sublessee shall pay such Rent to Master Lessor without any obligation or right to inquire as to whether such Default exists and notwithstanding any notice from or claim from Sublessor to the contrary and Sublessor shall have no right or claim against Sublessee for any such Rent so paid by Sublessee.

8.4 No changes or modifications shall be made to this Sublease without the consent of Master Lessor.

9. Consent of Master Lessor.

9.1 In the event that the Master Lease requires that Sublessor obtain the consent of Master Lessor to any subletting by Sublessor then, this Sublease shall not be effective unless, within 10 days of the date hereof, Master Lessor signs this Sublease thereby giving its consent to this Subletting.

9.2 In the event that the obligations of the Sublessor under the Master Lease have been guaranteed by third parties then neither this Sublease, nor the Master Lessor’s consent, shall be effective unless, within 10 days of the date hereof, said guarantors sign this Sublease thereby giving their consent to this Sublease.

9.3 In the event that Master Lessor does give such consent then:

(a) Such consent shall not release Sublessor of its obligations or alter the primary liability of Sublessor to pay the Rent and perform and comply with all of the obligations of Sublessor to be performed under the Master Lease.

(b) The acceptance of Rent by Master Lessor from Sublessee or any one else liable under the Master Lease shall not be deemed a waiver by Master Lessor of any provisions of the Master Lease.

(c) The consent to this Sublease shall not constitute a consent to any subsequent subletting or assignment.

(d) In the event of any Default of Sublessor under the Master Lease, Master Lessor may proceed directly against Sublessor, any guarantors or any one else liable under the Master Lease or this Sublease without first exhausting Master Lessor’s remedies against any other person or entity liable thereon to Master Lessor.

(f) In the event that Sublessor shall Default in its obligations under the Master Lease, then Master Lessor, at its option and without being obligated to do so, may require Sublessee to attorn to Master Lessor in which event Master Lessor shall undertake the obligations of Sublessor under this Sublease from the time of the exercise of said option to termination of this Sublease but Master Lessor shall not be liable for any prepaid Rent nor any Security Deposit paid by Sublessee, nor shall Master Lessor be liable for any other Defaults of the Sublessor under the Sublease.

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BELVEDERE

ADDENDUM

1. Furniture: Sublessor will remove the trading desks in the open area. Sublessor will list the inventory of furniture and office equipment that will remain within the Premises and will be purchased by Sublessee for $1.

2. Insurance: As a condition precedent to the commencement of this Sublease, Sublessee shall provide Sublessor with a certificate of insurance (Form Accord 27) evidencing the insurance coverage specified in Section 13.1 of the Master Lease, as amended by the Rider to the Master Lease. Master Lessor and Sublessor shall be named as loss payees and additional insureds on Sublessee’s premises and general liability insurance policies. Sublessee shall maintain the insurance coverage specified in Section 13.1, as amended, throughout the term of this Sublease.

3. Signage: Sublessee will coordinate with the Landlord to install standard directory and door signage for Sublessee.

4. Operating Expenses/Real Estate Taxes: The base year shall be 2005. The Sublessee shall be responsible for it’s pro rata share of the operating expense increases.

5. Restoration: Sublessee shall not be responsible for restoring any Tenant Improvements made by Sublessor prior to Sublessee’s occupancy.

6. Change of Ownership: The Sublessee can change ownership and capital structure as long as Sublessee maintains a minimum of $5 million in capital. Sublessee shall provide Sublessor with prompt written notice of any change in ownership involving more than thirty percent (30%) of the outstanding equity interests in Sublessee.

235 Pine, Suite 1800 Furniture Inventory List

Reception #1802/Trading Area #1801: 4 File cabinets

Conference Room #1804: No items

Office #1805: 1 desk, 1 guest chair, 1 lateral, 1 bookcase

Office #1806: 1 desk, 1 lateral, 2 bookcases, 1 guest chair

Office #1807: 1 desk, 2 guest chairs, 1 lateral, 1 book shelf

Office #1808: 2 desks, 1 lateral, 2 guest chairs, 1 book shelf

Interior area #1809: 2 desks, 1 file cabinet

Coffee #1810: Fridge

TELEPHONE/ELECTRICAL
STAIR 'A'
STAIR 'B'
WOMEN
MEN
F.E.C.
D.F.
CORR. 1820
CORR. 1819
ELEVATORS
ELEV. LOBBY 1800
COFFEE 1810
EXISTING GEIGER RECEPTION
RECEPTION 1811
CLOSET 1803
RECEPTION 1802
TRADING AREA 1801
EXISTING FURNITURE
TEL COM 1818
SHARED OFFICE 1817
OFFICE 1819
OFFICE 1816
COFFEE/COPY 1815
OFFICE 1814
OFFICE 1813
CONFERENCE 1804
OFFICE 1805
OFFICE 1806
OFFICE 1807
OFFICE 1808
STOR. RM. 1809
OPEN OFFICE 1812
'2Lf ...

KEEFE, BRUYETTE & WOODS

235 Pine Street
San Francisco, CA

Suite 1818

San Francisco
590 Kearny Street, Suite 500
San Francisco, CA 94108
415.788.4888 Fax 415.788.0972

351 California Street, Suite 150, San Francisco, CA 94104

(415) 982-7100 Fax (415) 982-7101

December 28, 2004

Mr. Peter Victor

Cushman & Wakefield

One Maritime Plaza, Suite 900

San Francisco, CA 94111

Re:    Belvedere Trust/235 Pine Street, Suite 1800

Dear Peter:

Thank you for the counter proposal submitted on behalf of your client Belvedere Trust (“Sublessee”), dated November 16, 2004. We have reviewed it with our client, Keefe, Bruyette & Woods (“Sublessor”) at 235 Pine Street, Suite 1800 and they have authorized us to submit the following counter proposal to you for your review and consideration:

1. SUBLESSEE:	AGREED: Belvedere Trust Mortgage Corporation, a subsidiary of Anworth Mortgage Asset Corporation.

2. SUBLESSOR:	AGREED: Keefe, Bruyette & Woods, Inc.

3. PREMISES:	AGREED: Approximately 2,305 rentable square feet located on the east side of the 18th floor, Suite 1800 of 235 Pine Street.

4. TERM:	Commencing March 1, 2005 and ending July 31, 2008 subject to Sublessor’s final approval of their move date which shall be confirmed prior to sublease execution.

5. BASE RATE:	$28 per rentable square foot, fully serviced. The rent shall commence 30 days following delivery. The Sublessee shall be responsible for it’s pro rata share of the operating expense increases over a 2005 base year.

6. CONDITION OF PREMISES:	Sublessee will accept the Premises in an existing “as-is” condition subject to Sublessor’s repair of any damage beyond normal “wear and tear”. The Sublessor will make it’s best efforts to accommodate the Sublessee’s need for prior access for measuring, IT/Data/Cabling, etc. The Sublessor shall deliver the premises to Sublessee in broom clean condition. The Sublessee shall arrange to use the existing server room in the adjacent suite per separate agreement with the adjacent tenant. Contacts will be provided prior to sublease execution.

Note : Sublessee shall not be responsible [COPY ILLEGIBLE]

Mr. Peter Victor Cushman & Wakefield December 28, 2004 Page 2

7. FURNITURE:	AGREED: Sublessor will remove the trading desks in the open area. Sublessor will list the inventory of furniture and office equipment that will remain within the suite and will be purchased by Sublessee for $1. Please provide inventory.

8. SIGNAGE:	AGREED: Sublessee will coordinate with the Landlord to install standard directory and door signage for Sublessee.

9. LEASING COMMISSION:	AGREED: Sublessor will be responsible for payment of a standard leasing commission to Cushman & Wakefield as procuring broker and Ritchie Commercial as listing broker. There are no other brokers involved in this transaction. The commissions shall be paid half upon Sublease execution and half upon occupancy of the Sublessee assuming the security deposit and first month’s rent have been received by the Sublessor and the Landlord’s consent document complete.

10. PREPAID RENT:	Sublessee shall prepay its first months rent at sublease execution.

11. SECURITY DEPOSIT:	1 month rent.

12. LANDLORD CONSENT:	All terms and conditions of this Letter of Intent as well as the Sublease Document are subject to the Landlord’s approval.

13. INSURANCE:	Sublessee shall provide Sublessor with a certificate of insurance prior to sublease commencement indicating reasonable levels of property as well general liability coverage and naming the Sublessor as insured.

14. DISCLAIMER:	The letter is merely an expression of the interest in pursuing a sublease in the referenced property. It is understood that no binding commitments will be made by either party unless and until a fully executed sublease is delivered to each.

Mr. Peter Victor Cushman & Wakefield December 28, 2004 Page 3

Providing these terms are acceptable, please have the appropriate representative sign the letter where indicated below. At that point, we will consider that we have a preliminary agreement and would be prepared to begin to review to your proposed sublease documentation.

Sincerely,

RITCHIE COMMERCIAL

Bethany Young Teodoro	Chris Economou

Bethany Young Teodoro	Chris Economou
Vice President	Senior Associate

AGREED AND ACKNOWLEDGED

SUBLESSEE: Belvedere Trust Mortgage Corporation		SUBLESSOR: Keefe, Bruyette & Woods, Inc.

By:		By:
Date:	Jan 5, 2004	Date:	2-15-05
Claus Lund Chief Executive Officer